Free Writing Prospectus Filed Pursuant to Rule 433
(Related to Preliminary Prospectus Supplement Dated June 4, 2009)
Registration No. 333-159688
HARRIS CORPORATION
FINAL TERM SHEET
Dated: June 4, 2009

Issuer:	Harris Corporation

Size:	$350,000,000

Maturity:	June 15, 2019

Coupon (Interest Rate):	6.375%

Yield to Maturity:	6.417%

Spread to Benchmark Treasury:	T + 275 basis points

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Price:	95-16+

Benchmark Treasury Yield	3.667%

Interest Payment Dates:	June 15 and December 15, commencing on
December 15, 2009

Make-Whole Call:	Treasury Rate plus 37.5 basis points

Price to Public:	99.691%

Use of Proceeds:	We will use the net proceeds from the sale
of the notes for repayment of a portion of
the outstanding indebtedness under our
commercial paper program recently incurred
in connection with our acquisition of the
Tyco Electronics Wireless Systems business.

Settlement Date:	June 9, 2009

Ratings:	Moody’s Investors Service, Inc.: Baa1
(stable outlook)
Standard & Poor’s Ratings Services: BBB+
(stable outlook)

CUSIP:	413875 AL9

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated

Co-Managers:	Banc of America Securities LLC
HSBC Securities (USA) Inc.
J.P. Morgan Securities Inc.
SunTrust Robinson Humphrey, Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from either Morgan Stanley & Co. Incorporated by calling toll-free 1-866-718-1649 or Citigroup Global Markets Inc. by calling toll-free 1-877-858-5407.